Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-207439) pertaining to the 2007 Stock Incentive Plan for Employees of First Data Corporation and its Affiliates, the First Data Corporation 2015 Omnibus Incentive Plan and the First Data Corporation 2015 Employee Stock Purchase Plan of our reports dated February 25, 2016, with respect to the consolidated financial statements and schedule of First Data Corporation, and the effectiveness of internal control over financial reporting of First Data Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Atlanta, Georgia
February 25, 2016